Exhibit 99.2

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

AVID BIOSERVICES ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

TUSTIN, CA, February 15, 2018 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP) today announced the pricing of an underwritten public offering of 9,000,000 shares of its common stock at a price to the public of $2.25 per share. The gross proceeds from this offering are expected to be $20,250,000, before deducting underwriting discounts and commissions and estimated offering expenses payable by Avid Bioservices. The offering is expected to close on or about February 20, 2018, subject to customary closing conditions. Avid Bioservices has also granted the underwriters a 30-day option to purchase up to 1,350,000 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions. Avid Bioservices intends to use the net proceeds from the offering for the expansion of its contract manufacturing business and general corporate purposes.

Wells Fargo Securities is acting as sole book-running manager. H.C. Wainwright & Co. and Roth Capital Partners are acting as co-managers.

The shares described above are being offered by us pursuant to a shelf registration statement on Form S-3 previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or by email at cmclientsupport@wellsfargo.com, or by telephone at (800) 326-5897.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any offer, sale or solicitation of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Avid Bioservices, Inc.

Avid Bioservices is a contract development and manufacturing organization (CDMO) focused on development and manufacturing of biopharmaceutical products derived from mammalian cell culture.  The company provides process development, clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding Avid Bioservices's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the expected closing of the offering and the intended use of the net proceeds from the offering, and involve risks and uncertainties. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2017 and subsequent quarterly reports on Form 10-Q, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.